UNITED STATES SECURITIES AND EXCHANGE COMMISSION   OMB APPROVAL
                                                    ------------
            Washington, D.C. 20549                  OMB Number 3235-0287
                                                    Expires:  December 31, 2001
                                                    Estimated average burden
                                                    Hours response..........0.5
   FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)
________________________________________________________________________________
1.   Name and address of reporting Person*

     KKR Associates
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Kohlberg Kravis Roberts & Co.
     9 West 57th Street, Suite 4200
--------------------------------------------------------------------------------
                                    (Street)

     New York                        NY                 10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AEP Industries Inc. (AEPI)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     June 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give Title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [x]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, disposed of, or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share   6/15/01      S              600          D   51.0750                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/18/01      S              800          D   47.1963                  I         (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/19/01      S           12,000          D   42.7932                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/20/01      S           10,000          D   42.3775                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/21/01      S           10,000          D   39.3794                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/22/01      S            2,100          D   37.5998                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/25/01      S            4,200          D   38.3783                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/26/01      S            4,000          D   38.0063                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/27/01      S            2,700          D   38.0393                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   6/28/01      S           17,100          D   39.1599     2,212,918    I         (1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting Person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(1) The designated Reporting Person is the general partner of Whitehall Associates, L.P., which is the managing member of BW Holdings LLC, which in turn owns 100% of Borden Holdings, Inc., which in turn owns 100% of Borden, Inc. As of June 30, 2001, Borden, Inc. beneficially owns 2,212,918 shares of Common Stock of AEP Industries Inc. The general partners of KKR Associates are
Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Scott M. Stuart, Edward A. Gilhuly and Perry Golkin. Each of the Reporting Persons listed above may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of the reported securities held by Borden, Inc.


         /s/ William J. Janetschek                              7/6/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      By:  William J. Janetschek
           Attorney-in-Fact for Scott M. Stuart
      For: KKR Associates


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                          JOINT FILER INFORMATION




Name:                                Whitehall Associates, L.P.

Address:                             c/o Kohlberg Kravis Roberts & Co.
                                     9 West 57th St., Suite 4200
                                     New York, NY 10019


Designated Filer:                    KKR Associates

Issuer and Ticker Symbol:            AEP Industries Inc. (AEPI)

Statement for Month/Year:            June, 2001

Signature:                           WHITEHALL ASSOCIATES, L.P.
                                     By:  KKR Associates, its General Partner



                                     By:   /s/  William J. Janetschek
                                         ____________________________________
                                         Name:  William J. Janetschek,
                                        Title:  Attorney-in-Fact for
                                                Scott M. Stuart

                           JOINT FILER INFORMATION




Name:                                   Henry R. Kravis

Address:                                c/o Kohlberg Kravis Roberts & Co.
                                        9 West 57th St., Suite 4200
                                        New York, NY 10019

Designated Filer:                       KKR Associates

Issuer and Ticker Symbol:               AEP Industries Inc. (AEPI)

Statement for Month/Year:               June, 2001


Signature:                              /s/ Henry R. Kravis
                                        ___________________________________
                                        HENRY R. KRAVIS
                                        By:  William J. Janetschek,
                                             Attorney-in-Fact for
                                             Henry R. Kravis

                         JOINT FILER INFORMATION




Name:                                   George R. Roberts

Address:                                c/o Kohlberg Kravis Roberts & Co.
                                        9 West 57th St., Suite 4200
                                        New York, NY 10019

Designated Filer:                       KKR Associates

Issuer and Ticker Symbol:               AEP Industries Inc. (AEPI)

Statement for Month/Year:               June, 2001


Signature:                                   /s/  George R. Roberts
                                        _____________________________________
                                        GEORGE R. ROBERTS
                                        By:  William J. Janetschek,
                                             Attorney-in-Fact for
                                             George R. Roberts

                            JOINT FILER INFORMATION




Name:                                   Paul E. Raether

Address:                                c/o Kohlberg Kravis Roberts & Co.
                                        9 West 57th St., Suite 4200
                                        New York, NY 10019

Designated Filer:                       KKR Associates

Issuer and Ticker Symbol:               AEP Industries Inc. (AEPI)

Statement for Month/Year:               June, 2001


Signature:                                  /s/  Paul E. Raether
                                        ____________________________________
                                        PAUL E. RAETHER
                                        By:  William J. Janetschek,
                                             Attorney-in-Fact for
                                             Paul E. Raether

                           JOINT FILER INFORMATION




Name:                                       Michael W. Michelson

Address:                                    c/o Kohlberg Kravis Roberts & Co.
                                            9 West 57th St., Suite 4200
                                            New York, NY 10019

Designated Filer:                           KKR Associates

Issuer and Ticker Symbol:                   AEP Industries Inc. (AEPI)

Statement for Month/Year:                   June, 2001


Signature:                                      /s/  Michael W. Michelson
                                            __________________________________
                                            MICHAEL W. MICHELSON
                                            By:  William J. Janetschek,
                                                 Attorney-in-Fact for
                                                 Michael W. Michelson

                        JOINT FILER INFORMATION




Name:                                       Michael T. Tokarz

Address:                                    c/o Kohlberg Kravis Roberts & Co.
                                            9 West 57th St., Suite 4200
                                            New York, NY 10019

Designated Filer:                           KKR Associates

Issuer and Ticker Symbol:                   AEP Industries Inc. (AEPI)

Statement for Month/Year:                   June, 2001


Signature:                                      /s/  Michael T. Tokarz
                                            __________________________________
                                            MICHAEL T. TOKARZ
                                            By:  William J. Janetschek,
                                                 Attorney-in-Fact for
                                                 Michael T. Tokarz

                            JOINT FILER INFORMATION




Name:                                      Edward A. Gilhuly

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  June, 2001


Signature:                                     /s/  Edward A. Gilhuly
                                           __________________________________
                                           EDWARD A. GILHULY
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                Edward A. Gilhuly

                           JOINT FILER INFORMATION




Name:                                       Perry Golkin

Address:                                    c/o Kohlberg Kravis Roberts & Co.
                                            9 West 57th St., Suite 4200
                                            New York, NY 10019

Designated Filer:                           KKR Associates

Issuer and Ticker Symbol:                   AEP Industries Inc. (AEPI)

Statement for Month/Year:                   June, 2001


Signature:                                     /s/  Perry Golkin
                                            _________________________________
                                            PERRY GOLKIN
                                            By:  William J. Janetschek,
                                                 Attorney-in-Fact for
                                                 Perry Golkin

                          JOINT FILER INFORMATION




Name:                                       Scott M. Stuart

Address:                                    c/o Kohlberg Kravis Roberts & Co.
                                            9 West 57th St., Suite 4200
                                            New York, NY 10019

Designated Filer:                           KKR Associates

Issuer and Ticker Symbol:                   AEP Industries Inc. (AEPI)

Statement for Month/Year:                   June, 2001


Signature:                                      /s/  Scott M. Stuart
                                            __________________________________
                                            SCOTT M. STUART
                                            By:  William J. Janetschek,
                                                 Attorney-in-Fact for
                                                 Scott M. Stuart

                        JOINT FILER INFORMATION




Name:                                       Robert I. MacDonnell

Address:                                    c/o Kohlberg Kravis Roberts & Co.
                                            9 West 57th St., Suite 4200
                                            New York, NY 10019

Designated Filer:                           KKR Associates

Issuer and Ticker Symbol:                   AEP Industries Inc. (AEPI)

Statement for Month/Year:                   June, 2001


Signature:                                     /s/  Robert I. MacDonnell
                                            __________________________________
                                            ROBERT I. MACDONNELL
                                            By:  William J. Janetschek,
                                                 Attorney-in-Fact for
                                                 Robert I. MacDonnell

                       JOINT FILER INFORMATION




Name:                                       James H. Greene, Jr.

Address:                                    c/o Kohlberg Kravis Roberts & Co.
                                            9 West 57th St., Suite 4200
                                            New York, NY 10019

Designated Filer:                           KKR Associates

Issuer and Ticker Symbol:                   AEP Industries Inc. (AEPI)

Statement for Month/Year:                   June, 2001


Signature:                                     /s/  James H. Greene, Jr.
                                            __________________________________
                                            JAMES H. GREENE, JR.
                                            By:  William J. Janetschek,
                                                 Attorney-in-Fact for
                                                 James H. Greene, Jr.